Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-169239, 333-204869, 333-223937, 333-240182, 333-251263, 333-266508) pertaining to the Employee’s share option plans of Compugen Ltd. and Registration Statement (Form F-3 333-270985) of our reports dated March 5, 2024, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of internal control over financial reporting of Compugen Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER	March 5, 2024
A Member Firm of Ernst & Young Global	Tel-Aviv, Israel